Exhibit 99.1

Badger Meter Reports Record Third Quarter 2021 Results

MILWAUKEE--(BUSINESS WIRE)--October 15, 2021--Badger Meter, Inc. (NYSE: BMI) today reported results for the third quarter ended September 30, 2021.

Third Quarter 2021 Highlights

  Total sales increased 13.3% to a record $128.7 million, compared to $113.6 million in the comparable prior year quarter.
  Diluted earnings per share (“EPS”) were a record $0.54 compared to $0.51 in the comparable prior year period.
  Announced the 29th consecutive increase in the annual dividend rate.
  Solid cash flow from operations of $17.7 million.
  Continued strong demand environment and record high order backlog exiting the quarter.

“I am pleased with Badger Meter’s strong performance in the quarter, delivering record sales and earnings amid persistent and widespread supply chain shortages and delays. The results are notable considering the difficult prior year comparisons,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “Throughout the quarter, we took a variety of strategic actions to continue serving our customers in the face of ongoing electronic and other component delays. Additionally, we continue to combat increasing inflationary cost pressures across the business. The strong order progression across our portfolio of innovative water solutions provides us with a record backlog which bodes well for continued sales and earnings momentum as we enter the fourth quarter. I want to thank the Badger Meter team for their tireless efforts to work to temper the impact of the various macroeconomic challenges in support of our customers.”

Third Quarter Operating Results

Utility water sales increased 12.2% year-over-year, the result of strong order activity and the addition of the water quality acquisitions, partially offset by the impact of supply chain disruptions that limited manufacturing output. Excluding acquisitions, core utility water sales increased 1.7% over the strong prior year quarter which benefitted from post-COVID lockdown backlog recovery. The growth was due to increased mechanical meter and ORION® Cellular endpoint sales as well as increased BEACON® SaaS revenue, despite the insufficient supply of electronic and other components which impacted the conversion of utility water orders to net sales.

Sales of flow instrumentation products grew 18.5% year-over-year as improved demand and easier comparisons benefitted orders across the varied water and industrial end markets and applications served.

Gross margin dollars increased $6.2 million year-over-year, with gross margin as a percent of sales of 39.8%, an increase of 20 basis points over the prior year comparable quarter. The Company executed well on pricing realization and manufacturing output optimization in the face of inflationary cost pressures across the supply chain including raw materials, logistics and freight as well as production volatility caused by restricted component availability. Gross margins benefitted from favorable product and acquisition mix, including higher SaaS revenues.

Selling, engineering and administration expenses in the third quarter of 2021 of $31.7 million increased $6.2 million from the prior year’s $25.5 million, which included the benefit of lower travel and other pandemic-impacted expense reductions. The current year expense total includes the water quality acquisitions, including the related intangible asset amortization.

As a result of the above, operating margin was 15.1%, a reduction of 210 basis points from the prior year’s record level. The tax rate of 18.3% was lower than the prior year’s 23.9% due to a discrete favorable income tax benefit related to equity compensation transactions.

Strategic Overview and Outlook

Bockhorst continued, “We are capitalizing on the strong demand for our hardware, communication and digital solutions, including our infrastructure-free ORION® Cellular endpoints and BEACON® software, to help customers be more efficient, effective, and sustainable with water. We remain focused on converting our record order backlog to net sales by working to mitigate the impact of various supply shortages and delays. We anticipate the component shortages and lengthened lead times will ease over time, but assume they will persist well into 2022.

“At the same time we are navigating the current supply chain complexities, we continue to be acutely focused on developing digital solutions that we believe will broaden our competitive advantages. This includes the integration of our water quality monitoring offerings and execution of related digital growth strategies. Our strong cash flow and credit availability provide us with ample financial flexibility to execute our capital allocation priorities, including the recent increase in the annual dividend, and continued investment in growth.”

Bockhorst concluded, "I want to thank our customers for partnering with us to navigate the current environment while working together to solve their water management needs with our proven portfolio of solutions. We are in an excellent position to deliver on our long term strategic and financial goals which we believe will deliver value for shareholders while preserving the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s third quarter 2021 results today, Friday October 15, 2021 at 10:00 AM Central/11:00 AM Eastern time. The call and related presentation can be accessed via the Investor section of the Company’s website. Participants can also register to take part in the call using this online registration link: https://www.incommglobalevents.com/registration/q4inc/8781/badger-meter-inc-third-quarter-2021-earnings-conference-call/.The webcast will be archived on the Company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release as well as other information provided from time to time by Badger Meter, Inc. (the “company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the company’s then current views and assumptions and involve risks and uncertainties. Potential factors that could affect such forward-looking statements include the duration and severity of the COVID-19 pandemic and its impact on the company’s operations and those of our customers and suppliers. Other potential factors include the company’s ability to develop and manufacture technologically advanced products that are accepted by the market, supply chain risk, legal and regulatory risks, political and general economic risks, risks related to doing business in foreign countries, including foreign currency risk, competition for skilled employees, material and labor cost increases, competitive pricing and operating efficiencies, the effects of climate change, cybersecurity attacks and disruptions to our information technology and the successful integration of acquisitions. See the company’s Form 10-K filed with the SEC for further information regarding risk factors, which are incorporated herein by reference. The company disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$128,738	$113,587	$369,449	$313,214

Cost of sales	77,554	68,564	218,801	189,019

Gross margin	51,184	45,023	150,648	124,195

Selling, engineering and administration	31,744	25,509	94,786	76,001

Operating earnings	19,440	19,514	55,862	48,194

Interest expense (income), net	14	(46)	28	18
Other pension and postretirement costs	30	21	90	109

Earnings before income taxes	19,396	19,539	55,744	48,067

Provision for income taxes	3,541	4,678	12,136	11,818

Net earnings	$15,855	$14,861	$43,608	$36,249

Earnings per share:

Basic	$0.54	$0.51	$1.50	$1.25

Diluted	$0.54	$0.51	$1.49	$1.24

Shares used in computation of earnings per share:

Basic	29,157,628	29,048,683	29,124,491	29,049,675

Diluted	29,341,832	29,220,497	29,324,534	29,219,537

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2021	2020
	(Unaudited)

Cash and cash equivalents	$67,038	$72,273
Receivables	73,747	61,689
Inventories	91,824	81,586
Other current assets	9,103	5,303
Total current assets	241,712	220,851

Net property, plant and equipment	79,941	82,705
Intangible assets, at cost less accumulated amortization	67,076	53,598
Other long-term assets	21,592	22,518
Goodwill	104,726	88,708
Total assets	$515,047	$468,380

Liabilities and Shareholders' Equity

Payables	$42,408	$34,923
Accrued compensation and employee benefits	18,874	14,617
Other current liabilities	14,573	15,659
Total current liabilities	75,855	65,199

Deferred income taxes	5,998	5,696
Long-term employee benefits and other	41,370	36,226
Shareholders' equity	391,824	361,259
Total liabilities and shareholders' equity	$515,047	$468,380

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$15,855	$14,861	$43,608	$36,249

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,756	3,154	8,619	9,132
Amortization	4,270	3,320	12,358	9,803
Deferred income taxes	(3)	9	42	401
Noncurrent employee benefits	72	114	232	571
Stock-based compensation expense	590	336	1,537	1,041
Changes in:
Receivables	(10,607)	(3,454)	(8,985)	3,184
Inventories	(873)	118	(5,685)	5,188
Payables	2,054	2,599	7,420	(2,175)
Prepaid expenses and other current assets	(4,083)	(575)	(5,342)	6,485
Other liabilities	7,660	910	8,956	3,799
Total adjustments	1,836	6,531	19,152	37,429
Net cash provided by operations	17,691	21,392	62,760	73,678

Investing activities:
Property, plant and equipment expenditures	(3,791)	(2,276)	(8,169)	(5,855)
Proceeds from company owned life insurance plans	596	-	596	-
Acquisitions, net of cash acquired	(767)	-	(45,273)	-
Net cash used for investing activities	(3,962)	(2,276)	(52,846)	(5,855)

Financing activities:
Net decrease short-term debt	-	(4,600)	-	(4,600)
Dividends paid	(5,838)	(5,230)	(16,317)	(15,108)
Proceeds from exercise of stock options	1,684	27	2,036	505
Repurchase of treasury stock	-	(61)	(460)	(2,934)
Issuance of treasury stock	-	33	72	126
Net cash used for financing activities	(4,154)	(9,831)	(14,669)	(22,011)
Effect of foreign exchange rates on cash	104	(585)	(480)	(782)

Increase (decrease) in cash and cash equivalents	9,679	8,700	(5,235)	45,030
Cash and cash equivalents - beginning of period	57,359	85,201	72,273	48,871

Cash and cash equivalents - end of period	$67,038	$93,901	$67,038	$93,901

Contacts

Karen Bauer at (414) 371-7276
kbauer@badgermeter.com